                                                                    EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                         ALIGN-RITE INTERNATIONAL, INC.


The computation of net income per share for the three and nine months ended December 31, 1997 and 1996 are as follows:

                                                             1997                         1996
                                                    -----------------------    ------------------------
                                                       3 mos       9 mos          3 mos        9 mos
                                                    ----------   ----------    -----------   ----------
PRIMARY

Net Income                                          $1,480,767   $4,419,254    $1,246,207    $3,960,854
                                                    ==========   ==========    ==========    ==========

Average common stock outstanding:                    4,444,599    4,434,708     4,410,257     4,403,722

      Common stock equivalent issuable upon
      the exercise of options and warrants
      currently outstanding to purchase Common
      stock subject to 20% limitation assumed
      repurchase                                       426,825      415,667       413,047       419,582
                                                    ----------   ----------    -----------   ----------

Sub-Total                                            4,871,424    4,850,375      4,823,304    4,823,304

Net income per share                                 $    0.30   $     0.91     $     0.26    $    0.82
                                                     =========   ==========    ===========   ==========